Exhibit 10.16

MANAGEMENT BUSINESS CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT is made and entered into as of September 13, 2010 by and between AMERICAN ASSETS, INC., a California corporation (“Assignor”), and AMERICAN ASSETS TRUST MANAGEMENT, LLC, a Delaware limited liability company, (“Assignee”).

RECITALS

WHEREAS, Assignee is a wholly owned subsidiary of Assignor; and

WHEREAS, Assignor wishes to contribute and assign to Assignee and Assignee wishes to assume all right, title and interest in and to the assets set forth on Schedule A (the “Contributed Assets”) and the liabilities set forth on Schedule B (the “Assumed Liabilities”), in each case related to Assignor’s management business (the “Business”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

AGREEMENT

1. Contribution of Contributed Assets. At the Closing, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor shall contribute, transfer, assign, convey and deliver to Assignee all of the Assignor’s right, title and interest in and to the Contributed Assets. Assignee hereby absolutely and unconditionally accepts the foregoing contribution and agrees to assume any and all obligations of Assignor pursuant to the Contributed Assets.

2. Assignment and Assumption of Assumed Liabilities. At the Closing, Assignor shall assign and Assignee shall assume from Assignor (or acquire the Contributed Assets subject to) and thereafter pay, perform or discharge in accordance with their terms, all of the Assumed Liabilities.

3. The Closing. Unless this Agreement shall have been terminated pursuant to Section 4 hereof, the closing of the transactions contemplated hereby (the “Closing”) shall occur immediately prior to the closing of the transactions contemplated by that certain Contribution Agreement, dated as of the date hereof, between Assignor and American Assets Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), whereby all of the outstanding membership interests of Assignee are to be contributed the Operating Partnership pursuant to the terms thereof. The Closing shall take place at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130 or such other place as determined by the Operating Partnership in its sole discretion.

4. Employee Matters.

(a) Transferred Employees. Assignee shall, or shall cause one of its Affiliates (as defined in Section 4(j) below) to, make offers of employment to each of the employees of Assignor identified on Schedule C (the “Affected Employees”) effective as of the Closing on substantially the same terms and conditions of employment as are in effect for the Affected Employees as of the date of this Agreement. Any such offer of employment shall be made in writing by Assignee on or before the Closing. Each Affected Employee shall commence employment with Assignee or an Affiliate of Assignee and shall be deemed to have accepted Assignee’s or Assignee’s Affiliate’s offer of employment by reporting for work at his or her normal work location (i) for Affected Employees who are actively employed as of the Closing, immediately following the Closing, and (ii) for Affected Employees who, as of the Closing, are absent due to a leave of absence, upon such Affected Employees return to active employment. Affected Employees who accept employment with Assignee or an Affiliate of Assignee in accordance with the preceding sentence are referred to as “Transferred Employees.” Assignor and its Affiliates shall terminate for all purposes the employment of all Affected Employees effective immediately prior to the Closing and, except as otherwise set forth in this Section 4, Assignor shall, or shall cause its Affiliates to, pay out to the Transferred Employees at Closing all amounts payable with respect to earned but unpaid wages and unpaid expense reimbursement amounts accrued by Transferred Employees prior to the Closing in accordance with applicable policies of Assignor and/or its Affiliates.

(b) Service Credit; Pre-Existing Conditions. Assignee shall, or shall cause an Affiliate to, give each Transferred Employee full credit for such Transferred Employee’s service with Assignor and/or its Affiliates prior to Closing, in any case, for purposes of eligibility, vesting and benefit accrual under employee benefit plans and programs of Assignee and its Affiliates in which Transferred Employees become eligible to participate following the Closing (“Assignee Plans”), to the extent such credit was recognized under comparable employee benefit plans or programs of Assignor and/or their Affiliates (“Assignor Plans”) immediately prior to Closing, except to the extent such service credit results in duplication of benefits. With respect to any Assignee Plans that are welfare benefit plans in which Transferred Employees become eligible to participate on or after the Closing, Assignee shall, or shall cause an Affiliate to, (i) cause there to be waived any eligibility requirements or pre-existing condition limitations, and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to amounts paid by such Transferred Employees under comparable Assignor Plans, in each case, to the extent waived and given effect (as applicable) under comparable Assignor Plans immediately prior to Closing.

(c) Accrued PTO. Prior to Closing, Assignor shall, to the extent required by applicable law in order to transfer vacation days, sick time, personal days and other paid-time-off accrued by Transferred Employees prior to the Closing in accordance with applicable policies of Assignor and/or its Affiliates (“Accrued PTO”) to Assignee, solicit in writing the consent of each Affected Employee to rollover to Assignor or its designated Affiliate each such Affected Employee’s Accrued PTO (if any) upon Closing (the “Accrued PTO Rollover Consents”). For each Affected Employee who becomes a Transferred Employee and either (i) provides such Accrued PTO Rollover Consent on or prior to Closing or (ii) with respect to whom an Accrued PTO Rollover Consent is not required by applicable law to transfer Accrued PTO to Assignee or its Affiliate, Assignee shall assume and honor or cause an Affiliate to assume and honor such Transferred Employees Accrued PTO. Transferred Employees shall be permitted to use any such assumed Accrued PTO in a manner consistent with Assignee’s policies applicable to similarly-situated employees of Assignee and to accrue additional vacation and other paid-time-off in accordance with Assignee’s policies and procedures, as in effect from time to time. At the Closing, Assignor shall, or shall cause its Affiliates to, transfer to Assignee an amount equal to the total Accrued PTO subject to the Accrued PTO Rollover Consents. To the extent that any Transferred Employees have not provided an Accrued PTO Rollover Consent upon Closing and such consent is required by law to effect a rollover to Assignee or its Affiliates of Accrued PTO, Assignor shall, or shall cause its Affiliates to, pay out to such Transferred Employees their Accrued PTO at Closing.

(d) WARN Act. Assignee shall be solely responsible for providing notice under of the Worker Adjustment and Retraining Notification Act (“WARN Act”) or California Labor Code Section 1400 et. seq.(“Cal-WARN Act”), if Assignee takes any action that would require notice be provided under the WARN ACT or the Cal-WARN Act.

(e) Qualified Plan. As soon as practicable following the Closing, the Assignor shall spin-off and transfer the account balances of each Transferred Employee who is a participant in Assignor’s tax-qualified defined contribution plan that is a 401(k) plan (the “Assignor 401(k) Plan”) to a tax-qualified defined contribution 401(k) plan established by or maintained by Assignee or one of its Affiliates (the “Assignee 401(k) Plan”) in a trustee to trustee transfer in accordance with Section 414(l) of the Internal Revenue Code of 1986, as amended (the “Code”). Assignee shall cause the Assignee 401(k) Plan to have such terms as are necessary so that the transfers described in this Section do not adversely affect the qualified status of the Assignor 401(k) Plan. The transfer of the account balance liability and related assets shall include a trustee to trustee transfer of all participant loan accounts and liabilities under the Assignor 401(k) Plan.

(f) Flexible Spending Plan. With respect to the year in which the Closing occurs, Assignee shall, or shall cause its Affiliates to, establish flexible spending accounts for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 or Section 129 of the Code (“Assignee’s FSA”), effective as of the Closing, for each Transferred Employee who is, as of the Closing, a participant in a flexible spending account of Assignor for medical or dependent care expenses under a plan pursuant to Sections 125 or 129 of the Code (the “Assignor’s FSA”). Assignee shall, or shall cause its Affiliates to, credit or debit, as applicable, effective on the day after the Closing, the applicable account of each such Transferred Employee under Assignee’s FSA with an amount equal to the balance of such Transferred Employee’s account under the Assignor’s FSA as of the Closing. At the Closing, Assignor shall, or shall cause its Affiliates to, transfer to Assignee an amount equal to the total contributions made to Assignor’s FSA by Transferred Employees, reduced by an amount equal to the total claims already paid to such Transferred Employees in respect of the plan year in which the Closing occurs.

(g) Payroll. To the extent permitted by applicable law, the parties hereto shall adopt the “alternate procedure” for preparing and filing all IRS Forms W-2, IRS Forms W-3, IRS Forms W-4, IRS Forms W-5 and IRS Forms 941, as described in Section 5 of Revenue

Procedure 2004-53 and such other applicable guidance. In addition, the parties intend that, to the extent permissible under the Code, Assignee qualify as a “successor employer” for purposes of receiving credit for the payment of taxes under the Federal Insurance Contribution Act and Federal Unemployment Tax Act by Assignor with respect to the Transferred Employees within the meaning of Sections 3121 and 3306 of the Code. The parties shall cooperate to effectuate the foregoing.

(h) Deferred Compensation Plan. To the extent permitted by law, Assignee shall, or shall cause its Affiliates to, establish deferred compensation accounts under a plan established or maintained by Assignee or one of its Affiliates (“Assignee’s DCP”), effective as of the Closing, for each Transferred Employee who is, as of the Closing, a participant in the American Assets, Inc. Executive Deferral Plan VI (“Assignor’s DCP”). Assignee shall, or shall cause its Affiliates to credit, effective on the day after the Closing, the applicable account of each such Transferred Employee under Assignee’s DCP with an amount equal to the balance of such Transferred Employee’s account under Assignor’s DCP as of the Closing. At the Closing, Assignor shall, or shall cause its Affiliates to, transfer to Assignee an amount equal to the total contributions made to Assignor’s DCP by or on behalf of Transferred Employees. The parties shall cooperate to effectuate the foregoing. Notwithstanding the foregoing, the provisions of this Section 4(h) shall not apply to the extent that such transactions would cause in all or any portion of a Transferred Employee’s benefits under Assignor’s DCP to become taxable to such Transferred Employee prior to receipt as a result of a failure to comply with the requirements of Section 409A of the Code.

(i) Excluded Liabilities. Except as otherwise specifically set forth in Section 2 above or this Section 4, Assignor shall retain and be responsible for any and all liabilities and obligations that relate to or arise from the employment by Assignor or any of its Affiliates of the Transferred Employees arising prior to the Closing and any liabilities and obligations relating to any present or former employee of Assignor or any of its Affiliates who does not become a Transferred Employee.

(j) Limitations. Assignee shall have no obligation to continue any employment or other service relationship with any Transferred Employee or other service provider. Any employment opportunity offered by Assignor hereunder shall be “at will” and may be terminated by Assignee or any of its Affiliates at any time for any reason. Nothing in this Agreement shall (i) create any third-party rights in any Transferred Employees or any current or former employees or other service providers of Assignor or its Affiliates (or any beneficiaries or dependents of the foregoing); or (ii) obligate Assignor or its Affiliates to adopt, maintain or continue any Assignor Plan or other employee benefit plan or compensatory arrangement at any time.

(k) Definition of Affiliate. For purposes of this Agreement, “Affiliate” shall mean, as to any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity (each a “Person”), any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or under common control with such Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

5. Termination. This Agreement may be terminated at any time upon the written agreement of Assignee and Assignor.

6. Capital Contribution. The assignment of the Contributed Assets and the Assumed Liabilities shall be deemed a capital contribution of Assignor.

7. Representations of Assignor. Assignor hereby represents and warrants to Assignee that Assignor is the owner of all right, title and interest in the Contributed Assets, free and clear of all liens and encumbrances (except for the Assumed Liabilities) and that Assignor has the power and authority rightfully to transfer the Contributed Assets and the Assumed Liabilities. The Contributed Assets and the Assumed Liabilities are all of the assets and liabilities materially necessary for the operation of the Business.

8. Consents. The parties shall use commercially reasonable efforts to obtain all materially necessary consents and approvals of governmental authorities and third parties (including lenders) for Assignor to consummate the transactions contemplated hereby.

9. Further Actions. If, at any time prior to or after the Closing, the Assignee shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to a Contributed Interests, the Contributor of such Contributed Interest shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in such Contributed Interests or otherwise to carry out this Agreement.

10. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

11. Entire Agreement. This Agreement, including, without limitation, the schedules attached hereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any person other than the parties hereto.

12. Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns.

13. Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof.

15. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of both parties hereto; provided that the Assignor may at any time prior to the Closing amend the schedules hereto to reflect changes in the composition of its assets, liabilities and/or employees.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have duly executed this Contribution Agreement as of the date first above written.

ASSIGNOR

AMERICAN ASSETS, INC.,
a California corporation

By:	/s/ John W. Chamberlain
Name:	John W. Chamberlain
Title:	Chief Executive Officer

ASSIGNEE

AMERICAN ASSET TRUST MANAGEMENT, LLC, a Delaware limited liability company

By:	AMERICAN ASSETS, INC.,
a California corporation
Its:	Sole Member

By:	/s/ John W. Chamberlain
Name:	John W. Chamberlain
Title:	Chief Executive Officer

[Signature Page to Management Business Contribution Agreement]

SCHEDULE A

CONTRIBUTED ASSETS

See attached.

SCHEDULE B

ASSUMED LIABILITIES

See attached.

SCHEDULE C

AFFECTED EMPLOYEES

See attached.